Exhibit 99.1

          TAL INTERNATIONAL GROUP, INC. ANNOUNCES DIRECTOR RESIGNATION

    PURCHASE, N.Y., Dec. 14 /PRNewswire-FirstCall/ -- TAL International Group, Inc. (NYSE: TAL) announced today that A. Gary Klesch has resigned from its Board of Directors to pursue other business opportunities. Brian M. Sondey, Chief Executive Officer of TAL International Group Inc., stated that "Gary became a director in November 2004 in connection with the acquisition of TAL from AEGON NV and served as Chairman of TAL's Board of Directors from November 2004 until October 2005. While we regret losing Gary's contributions to our board, we are grateful to him for his service and wish him well in his future endeavors."

    About TAL International Group, Inc.

    TAL is one of the world's largest lessors of intermodal freight containers with 19 offices in 12 countries and approximately 199 third party container depot facilities in 40 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL's fleet consists of over 624,000 containers representing approximately one million twenty-foot equivalent units (TEU). This places TAL among the world's largest independent lessors of intermodal containers as measured by fleet size.

SOURCE  TAL International Group, Inc.
    -0-                             12/14/2005
    /CONTACT: Jeffrey Casucci, Vice President, Treasury and Investor Relations of TAL International Group, Inc., +1-914-697-2900 /
    /Web site:  http://www.talinternational.com /
    (TAL)